       30                                                   Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                  Three Months Ended   Nine Months Ended
                                     September 30,      September 30,
                                     2002     2001      2002     2001
Earnings:
 Loss before income taxes and
  cumulative effect of
  accounting change                $(1,449) $ (636)     $(3,032) $(1,486)

 Add: Total fixed charges (per
      below)                           441     419        1,315    1,173

 Less:  Interest capitalized            23      37           67      116

   Total loss before income taxes
    and cumulative effect of
    accounting change              $(1,031)  $(254)     $(1,784)   $(429)

Fixed charges:
 Interest, including interest
  capitalized                      $   164   $ 117      $   479    $ 357
 Portion of rental expense
  representative of the interest
  factor                               267     294          809      796

 Amortization of debt expense           10       8           27       20
   Total fixed charges             $   441   $ 419      $ 1,315   $1,173

 Coverage deficiency               $ 1,472   $ 673      $ 3,099   $1,602









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